Exhibit 10.43

AMENDMENT 1 TO SPECIAL BONUS AGREEMENT

This Amendment 1 (this “Amendment”) to the Special Bonus Agreement dated as of ________________________ (the “Special Bonus Agreement”) is made and entered into as of this ___ day of ___________, 2020, by and between CPG International LLC (“CPG”) and [name] (“Employee”). Capitalized terms not defined in this Amendment have the meanings ascribed to them in the Special Bonus Agreement.

WHEREAS, CPG Newco LLC, which holds all of the limited liability company interests in CPG, is expected to consummate an initial public offering (the “IPO”) of shares of its common stock (“Shares”) in the first calendar quarter of 2020; and

WHEREAS, CPG and Employee desire to amend the terms of the Special Bonus Agreement in connection with the IPO.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree to amend the Special Bonus Agreement as follows:

1. IPO Vesting. The portion of the Special Bonus for which the Time Vesting Conditions have been satisfied on or prior to the closing of the IPO (the “IPO Date”) shall be paid in a cash lump sum on or as soon as practicable following IPO Date, subject to continued employment through that date.

2. Continued Vesting. The portion of the Special Bonus for which the Time Vesting Conditions have not been satisfied on or prior to the IPO Date (the “Unvested Special Bonus”) shall be subject to continued vesting as follows:

(a) Time Vesting. 50% of the Unvested Special Bonus shall continue to vest in equal installments on the remaining scheduled vesting dates forth in Section 2(a) of the Special Bonus Agreement.

(b) Performance Vesting. Subject to continued employment through the applicable date, the remaining 50% of the Unvested Special Bonus shall vest to the extent (and in the same proportion) that the “Performance-Based Vesting Shares” vest as described in Paragraph (b) of Schedule I of The AZEK Company Inc. Restricted Stock Grant (Replacement Award for AOT Building Products, L.P. Profits Interests) between CPG Newco LLC, Employee and AOT Building Product L.P.

(c) Payment. Any portion of the Unvested Special Bonus that vests in accordance with this Section 2 will be paid in a cash lump sum within 30 days following the applicable vesting date.

3. Effectiveness. This Amendment will be binding immediately upon its execution, but, notwithstanding the foregoing, will become effective upon and subject to the consummation of the IPO. If the IPO is not consummated on or prior to March 31, 2020, this Amendment will be null and void and of no further force or effect.

4. Entire Agreement. This Agreement constitutes the entire agreement with respect to the terms and conditions of this Amendment and supersedes any previous communications or representations, oral or written, from or on behalf of CPG, the Partnership, the Sponsors or any of their Affiliates.

CPG INTERNATIONAL LLC

By:
Name:
Title:

Name:
Title: